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                                                                    Exhibit 10.7
                         OPTION TO PURCHASE REAL ESTATE

     AGREEMENT entered into this 12 day of November, 2004, by and between Gary Nelson, Siouxland Ethanol, LLC (hereinafter referred to as "Owners") and Fagen, Inc., (hereinafter referred to as "Optionee").

     WHEREAS, Owners are the owners of certain property-legally described as:

                                (SEE ATTACHMENT)

     Portions of Section Twp 29N Range 7 East

     hereinafter referred to as the "Subject Property"; and

     WHEREAS, Optionee desires the right to obtain title to the Subject Property, at prices and under terms and conditions hereinafter provided, for the purpose of industrial or commercial expansion and development,

     NOW THEREFORE, in consideration for the sum of an option fee of $1,000 in hand paid, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITION OF TERMS AND DESCRIPTION OF PROPERTY. Subject Property hereinafter refers to the entire parcel heretofore described.

     For the purposes of this agreement the term "gross acres" shall include any portion of Subject Property titled in Owners' name but subject to road use or right of way.

     2. PURCHASE TERMS AND CONDITIONS. The Optionee shall have the right and option to acquire all portions of the Subject Property upon the terms and conditions hereinafter set forth:

          a. Minimum Parcel Requirements. The right and option to acquire the Subject Property requires the Optionee to purchase the parcel.

          b. Initial Option Period and Price. This initial option shall continue for a period of time extending from the execution of this agreement to and including December 2005. During said period, Optionee shall have the right to purchase Subject Property, at $8,500 per gross acre, for a total purchase price of approximately 33 acres or more. If said option to purchase is exercised, the $1,000 option fee shall be applied to the purchase price. If said option is not exercised within the initial option period, and no extension is requested, said option fee shall be retained by the Owners.

          c. Right to Extend Option. The Optionee shall have the right and option to extend the initial option for up to two (2) additional ninety (90) day terms. Said extension request shall be in writing and submitted to Owners no later

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               than seven (7) days prior to the expiration of the option in place. If the right to extend the option is exercised, the option fee shall be retained by Owners.

          d. Possession. If the Optionee timely performs all obligations in connection with the exercise of any option pursuant to this agreement, possession of the real estate shall be delivered to the Optionee within 60 days following notice of exercise of option by Optionee.

          e. Real Estate Taxes. If Optionee exercises its option to purchase Subject Property, then the Owners shall pay all real estate taxes accrued prior to date of possession by the Optionee and any unpaid real estate taxes payable in prior years. The Optionee shall pay all subsequent real estate taxes. Any proration of real estate taxes shall be based upon such taxes payable for the year of sale.

          f. Special Assessments. The Owners shall pay all installments of special assessments which are a lien on the real estate and, if not paid, would become delinquent during the calendar year that the option is exercised, and all prior installments thereof. All other special assessments shall be paid by the Optionee.

          g. Abstract of Title. In the event of notice of exercise of an option contained herein by the Optionee, Owners, at their expense, shall promptly obtain an Abstract of Title to the real estate continued through the date of exercise of option by the Optionee, and deliver it to the Optionee for examination. It shall show merchantable title in the Owners in conformity with this agreement, NE law and the Title Standards of the NE State Bar Association. The abstract shall become the property of the Optionee when the purchase price is paid in full.

          h. Deed. Upon payment of the purchase price, Owners shall convey the real estate to the Optionee, by Warranty Deed, free and clear of all liens and encumbrances but subject to easements and restrictions of record.

          i. Joint Tenancy in Proceeds and in Real Estate. If the Owners, immediately preceding the exercise of any option herein, hold title to the Subject Property in joint tenancy with full right of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of the Owners, then the proceeds of thus sale, and any continuing or recaptured rights of the Owners in Subject Property, shall belong to the Owners as joint tenants with full rights of survivorship and not as tenants in common; and Optionee; in the event of death of either Owner, agree to pay any balance of the price due Owners under this contract to the surviving Owner and to accept a deed from the surviving Owner consistent with paragraph 2.

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          j.   Method of Exercise of Option. Exercise of the option to purchase the Subject Property shall be made by the Optionee delivering to the Owners at the address to which notices are to be sent, a written notice of exercise of the option as provided herein. Written notice shall be given in compliance with paragraph 10 below.

          k. Notice of Exercise of Option. The written notice of exercise of the option to acquire the Subject Property shall be made in the manner described herein but shall only be effective if given on or before the end of the last day of the last exercised option.

          l. Reimbursement for Unharvested Crops/Expenses. In the event Optionee takes possession of the Subject Property after a crop is planted thereon but before said crop is harvested, the Optionee shall reimburse the Owners for seed, fertilizer, and pesticides, if Optionee takes possession of Subject Property after spring planning work has started. The reimbursement cost shall be mutually agreed upon by both parties.

          m. Opportunity for Like-Kind Exchange. If, within 30 days from when the Optionee serves notice to the Owners of its intent to exercise its purchase option, the Owners find a third party willing to enter into a multiparty like-kind exchange agreement; the Optionee agrees to fully cooperate and enter into such agreement for the purpose of effecting a multiparty like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, as amended, whereby the third party will sell like-kind real estate to the Optionee and execute a Warranty Deed in favor of the Owners; concurrently the Owners will convey their interest in Subject Property to the Optionee; concurrently the Optionee shall pay the third-party the lesser of the agreed upon value of the Subject Property and the agreed upon value of the acquisition property; concurrently the difference between the agreed upon value of the Subject Property and the agreed upon value of the exchange property shall be paid to the Owners by the Optionee, or to the third-party by the Owners, as circumstances dictate.

               In the event the Owners fail to find a third party willing to enter into a multiparty like-kind exchange agreement within 30 days of the Optionee's notice, but give notice to the Optionee of their intent to effect a deferred like-kind exchange pursuant to
               Section 1031 of the IRC of 1986, as amended, after such period, the Optionee agrees to deposit the purchase price of the Subject Property in an escrow or other account pursuant to terms enabling the Owners to effect such an exchange. In the event that Owners have not designated the property to be acquired by Section 1031 of the Internal Revenue Code, as amended, to effect like-kind exchange treatment, then the Optionee shall direct the closing agent to pay the balance of the purchase price to the Owners. In the event that the Owners have designated the property to be acquired by them within the identification period as required by
               Section 1031 of the Internal Revenue

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               Code, as amended, to effect like-kind exchange treatment, then the Optionee shall direct the escrow agent to pay the third party the amount necessary to effect such an exchange and the balance, if any, of the escrow account to the Owners.

     3. CLOSING DATE. If Optionee exercises its option to purchase Subject Property, the Owners and Optionee shall appear at a mutually convenient closing date as agreed upon by the parties. The Parties agree to equally share the costs of closing. The Parties shall split equally the cost of the title insurance premium.

     4. RIGHT TO FARM PROPERTY DURING TERM OF AGREEMENT. The Owners shall have the exclusive use and possession of the Subject Property including but not limited to the right to farm the same during the term of this agreement, or until the Subject Property is sold, whichever occurs first.

     5. RIGHT TO FARM PROPERTY PURCHASED. In the event that Optionee exercises its option to purchase all or any portions of Subject Property and in the event that row crops are cultivated upon said property, Owners shall have the first right to farm said property under terms and conditions customary in the area.

     6. SUBSURFACE DRAINAGE. Optionee acknowledges its understanding that the Subject Property may contain certain drainage lines providing surface and subsurface water drainage from other real property. Optionee agrees to preserve such subsurface drainage or to provide suitable alternative surface or subsurface drainage at Optionee's cost on all property purchased pursuant to the terms of this agreement.

     7. LICENSE TO OPTIONEE TO ENTER PROPERTY. The Owners hereby grant the Optionee a nonexclusive license to enter the Subject Property from time to time during the option period for the sole and exclusive purpose of allowing the Optionee to perform boundary and topographic survey work, and conduct soil, engineering, and other tests on such land. The Optionee agrees to indemnify and hold the Owners harmless from any and all damage caused by the Optionee or its agents on the land or crops thereon. After performing its test and engineering work, the Optionee shall restore the land to substantially the same condition as existed prior to the Optionee's conduct thereon, and shall be liable to the Owners for any damage remaining on the land, or crops or fixtures thereon. Such license to go on the Subject Property shall be limited to the purpose of performing such survey work and soil tests, engineering and other tests by the Optionee, and such license shall automatically terminate and be of no further force and effect after the expiration of the term of this option agreement.

     8. RIGHT OF ASSIGNMENT. The Optionee shall have the full and unrestricted right to assign its interest in this agreement or any other interest hereunder at any time. Optionee agrees that in the event of an assignment, the Optionee shall assume responsibility for all of the rights, obligations and duties contained herein which shall survive any such assignment.

     9. TIME IS OF THE ESSENCE. Time is of the essence of each and every term and provision of this agreement

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     10. REMEDIES. In any action between the parties seeking enforcement of any of the terms and provisions of this agreement or in connection with the Subject Property, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expense, not limited to taxable costs, and reasonable attorneys fees.

     11. NOTICES. Any notice to either party that may be required hereunder or which either party is permitted or may desire to give to the other party must be in writing and may be given by personal delivery or by mailing the same by registered or certified mail, return receipt requested, to the party to whom the notice is directed at the address of such party as hereinafter set forth or such other address as the parties may hereinafter designate:

          Owners:

          Optionee:   ATTN: Stephanie Howard-Clark & Wayne Mitchell
                      Fagen, Inc.
                      501 W. Hwy 212
                      P.O. Box 159
                      Granite Falls, MN 56241

     Any notice given by mail shall be deemed given on the day after that on which the same is deposited in the United States mail, properly addressed with postage fully prepaid, if mailed in Jackson, Nebraska, or on the 2nd day after mailing if mailed elsewhere.

     IN WITNESS THEREOF, this Agreement has been executed at Jackson, Dakota County, State of Nebraska, by the parties as of the day and year first above written.


By: /s/ Gary Nelson                     /s/ Rondald Wetherell
    ---------------------------------   ----------------------------------------
    Owner                               Attest: Director,
                                                Siouxland Ethanol


Siouxland Ethanol, LLC


By: /s/ Tom Lynch                       Its: President
    ---------------------------------   Title
    Authorized Signature Tom Lynch

STATE OF NEBRASKA   )
                    ) ss.
COUNTY OF DAKOTA    )

     On this 12 day of November, 2004, before me, the undersigned, a Notary Public, personally appeared Gary Nelson, Owner, who executed the foregoing instrument, and acknowledged the execution of the foregoing Option to Purchase Real Estate.

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     [Seal]                             /s/ John F. Kingsbury
                                        ----------------------------------------
                                        Notary Public

STATE OF NEBRASKA   )
                    ) ss.
COUNTY OF DAKOTA    )

     On this 12 day of November, 2004, before me, the undersigned, a Notary Public, personally appeared Tom Lynch, Buyer, who executed the foregoing instrument, and acknowledged the execution of the foregoing Option to Purchase Real Estate.


     [Seal]                             /s/ John F. Kingsbury
                                        ----------------------------------------
                                        Notary Public

STATE OF NEBRASKA    )
                     ) ss.
COUNTY OF DAKOTA     )

     On this 12 day of November, 2004, before me, the undersigned, a Notary Public, personally appeared Ronald Wetherell, on behalf of said entity as Attest Director, who executed the foregoing instrument, and acknowledged the execution of the foregoing Option to Purchase Real Estate.


     [Seal]                             /s/ John F. Kingsbury
                                        ----------------------------------------
                                        Notary Public